UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

(Amendment No. 1)

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[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

SCM MICROSYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SCM MICROSYSTEMS, INC.

NOTICE OF

2002 ANNUAL MEETING OF STOCKHOLDERS
July 10, 2002

To the Stockholders:

      NOTICE IS HEREBY GIVEN, that the 2002 Annual Meeting of Stockholders of SCM Microsystems, Inc., a Delaware corporation, will be held on Wednesday July 10, 2002, at 10:00 a.m., local time, at SCM corporate headquarters, 47211 Bayside Parkway, Fremont, California, for the following purposes:

1. To elect three Class I directors to serve until the expiration of the term of their respective classes or until their respective successors are duly elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as our independent accountants for the fiscal year ending December 31, 2002; and

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

      The foregoing items of business are more fully described in the proxy statement accompanying this notice. All stockholders of SCM are cordially invited to attend the Annual Meeting in person. Only stockholders of record at the close of business on May 20, 2002 are entitled to notice of and to vote at the Annual Meeting. To assure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the envelope enclosed for that purpose. Any stockholder attending the Annual Meeting in person may vote in person even if he or she previously returned a proxy.

Sincerely,

SCM MICROSYSTEMS, INC.

Andrew Warner
Secretary

Fremont, California

April 29, 2002

IMPORTANT

Whether or not you plan to attend the meeting, please sign the enclosed proxy card as promptly as possible and return it in the enclosed postage-prepaid envelope. If you attend the meeting and so desire, you may withdraw your proxy and vote in person.

Thank you for acting promptly

PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL ONE: ELECTION OF CLASS I DIRECTORS
MATTERS RELATING TO THE BOARD OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS

SCM MICROSYSTEMS, INC.

PROXY STATEMENT
FOR
2002 ANNUAL MEETING OF STOCKHOLDERS
July 10, 2002

       The enclosed proxy is solicited on behalf of SCM Microsystems, Inc. for use at our 2002 Annual Meeting of Stockholders to be held on Wednesday, July 10, 2002, at 10:00 a.m., local time, at SCM corporate headquarters, 47211 Bayside Parkway, Fremont, California, or any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying notice of 2002 Annual Meeting of Stockholders.

      These proxy solicitation materials will be mailed on or about May 30, 2002 to all stockholders entitled to vote at the Annual Meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date

      Our Board of Directors has fixed the close of business on May 20, 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Shares Outstanding

      As of the April 15, 2002, we had issued and outstanding 15,543,757 shares of Common Stock, par value $0.001 per share. For information regarding holders of more than 5% of the outstanding Common Stock, see “Securities Ownership of Certain Beneficial Owners and Management.”

Voting Rights

      Each stockholder of record on the Record Date will be entitled to one vote per share of common stock held on the Record Date on all matters submitted for consideration of, and to be voted upon by, the stockholders at the Annual Meeting. With respect to the election of directors, each stockholder will be entitled to vote for three nominees to our Board of Directors, and the three nominees with the greatest number of votes will be elected to the Board of Directors. No stockholder will be entitled to cumulate votes at the Annual Meeting for the election of any members of our Board of Directors.

Voting Procedures

      The required quorum for the transaction of business at the Annual Meeting is one-third of the shares of our Common Stock issued and outstanding on the Record Date. Shares voted “FOR,” “AGAINST” or “WITHHELD” from a matter voted upon by the stockholders at the Annual Meeting will be treated as being present at the Annual Meeting for purposes of establishing a quorum for the transaction of business, and will also be treated as shares “represented and voting” at the Annual Meeting (the “Votes Cast”) with respect to any such matter.

      While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining both (i) the presence or absence of the quorum for the transaction of business, and (ii) the total number of Votes Cast with respect to a proposal. Accordingly, abstentions will have the same effect as a vote against a proposal submitted for consideration of the stockholders at the Annual Meeting. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but will not be counted for purposes of determining the number of Votes Cast with respect to a proposal.

Solicitation of Proxies

      The cost of soliciting any proxies will be borne by the Company. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist with solicitation at customary rates (approximately $10,000), plus reimbursement for out-of-pocket expenses. In addition, we may reimburse brokerage firms and other persons representing the beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by our directors, officers or regular employees without additional compensation.

Revocability of Proxies

      The enclosed proxy is revocable by the person or institution delivering such proxy at any time before it is voted at the Annual Meeting either by delivering to us a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If a person or institution that has executed and returned a proxy is present in person at the Annual Meeting and wishes to vote thereat, such person or institution may elect to do so and thereby suspend the power of the proxy holders to vote the proxy previously delivered by such person or institution. Attendance at the Annual Meeting, however, will not by itself revoke a proxy previously delivered to us.

Stockholder Proposals for 2003 Annual Meeting of Stockholders

      Proposals of our stockholders which are intended to be presented by such stockholders at our 2003 Annual Meeting must be received by us no later than March 12, 2003 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

PROPOSAL ONE: ELECTION OF CLASS I DIRECTORS

      Our Board of Directors is currently comprised of seven directors. The Board of Directors is divided into three classes, Class I, Class II and Class III, with three directors serving in Class I, two directors serving in Class II, and two directors serving in Class III. Class I directors consist of Messrs. Humphreys, Larsen and Ng, and the term of office of Class I directors will expire at our 2002 Annual Meeting of Stockholders; Class II directors consist of Messrs. Turner and Vought, and the term of office of Class II directors expires at our 2003 Annual Meeting of Stockholders; and Class III directors consist of Messrs. Cubero and Schneider, and the term of office of Class III directors will expire at our 2004 Annual Meeting of Stockholders.

      The Board of Directors has nominated the three persons named below for election as Class I directors at the Annual Meeting. Unless otherwise instructed, the proxies named in the enclosed proxy will vote the proxies received by them for the three nominees named below, each of whom currently serves as a director of the Company. In the event that any of the nominees named below is unable or declines to serve as a director at the time of the Annual Meeting, the proxies received by the proxy holders named in the enclosed proxy will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. We do not expect, however, that any of the nominees named below will be unable or will decline to serve as a director at the Annual Meeting.

      The stockholders will not be entitled to cumulate votes at the Annual Meeting for the election of any members of our Board of Directors.

Nominees to the Board of Directors

      The names of the three Class I nominees for director and certain information about each of them are set forth in the table below. The names of, and certain information about, the current Class II and Class III directors and certain executive officers of the Company are also set forth below. The ages listed below are as of March 31, 2002.

			Director
Name	Age	Position	Since

NOMINEES FOR CLASS I DIRECTORS
Steven Humphreys	40	Chairman of the Board	1996
Oystein Larsen(1)	41	Director	1998
Ng Poh Chuan (1)	40	Director	1995
CONTINUING CLASS II DIRECTORS
Simon Turner(2)	50	Director	2000
Andrew Vought(1)(2)	47	Director	1996
CONTINUING CLASS III DIRECTORS
Manuel Cubero	38	Director	2002
Robert Schneider	53	Chief Executive Officer and Director	1990
CONTINUING EXECUTIVE OFFICERS
Brian Campbell	42	Executive Vice President, Digital Media and Video	N/A
Mladen Filipan	44	Executive Vice President, PC Security	N/A
Andrew Warner	38	Chief Financial Officer	N/A
Frank Hoffmeister	46	Executive Vice President, Regions, Organizational Development, Human Resources and Quality Management	N/A

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

      Steven Humphreys has served as Chairman of the Board of Directors of SCM since April 2000. Mr. Humphreys is currently Chief Executive Officer of ActivCard S.A., a provider of digital identity and electronic certification technology, a position he has held since October 2001. From July 1996 to October 2001, Mr. Humphreys was an executive officer of SCM, serving as President and Chairman of the Board from July 1996 until December 1996, at which time he became Chief Executive Officer and served as President and Chief Executive Officer until April 2000. From April 1994 until February 1996, Mr. Humphreys was President of Caere Corporation, an optical character recognition software and systems company. Mr. Humphreys is also a director of ActivCard and of several privately held companies. Mr. Humphreys holds a B.S. degree from Yale University and a M.S. degree and a M.B.A. degree from Stanford University.

      Oystein Larsen has served as a Director of SCM since October 1998. Since 1994, Mr. Larsen has served as Chief Executive Officer of Telenor Conax AS, a company based in Norway engaged in the development and marketing of smart card-based systems for digital pay-TV, telecommunications and security. Mr. Larsen is also a director of a privately held electronic payment company in Norway. He holds an advanced engineering degree from the Institute Nationale Polytechnique in Grenoble.

      Ng Poh Chuan has served as a Director of SCM since June 1995. Mr. Ng is currently a Managing Director and Chairman of the Board of Global Team Technology Pte. Ltd., a manufacturer’s representative for computer products. From September 1994 through May 1997, Mr. Ng served as Director, Business Development at ICS, a contract manufacturing company and developer of communications products. Mr. Ng is also a director of several privately held companies. Mr. Ng holds a B.S.E. degree from the National University of Singapore.

      Simon Turner has served as a Director of SCM since July 2000. In January 2002, Mr. Turner joined the Executive Committee of Dixons Stores Group in his capacity as Group Managing Director of the PC World Group, responsible for operations at PC World and PC World Business in the UK and PC City in Europe. From February 1999 to January 2002, Mr. Turner was Managing Director of PC World, a large UK reseller of PCs and PC-related equipment. From December 1996 to February 1999, Mr. Turner was Managing Director of Philips Consumer Electronics, UK and Ireland. Prior to that, he also served as Senior Vice President of Philips Media, Commercial Director of Belling and Company, and Group Marketing Manager at Philips Consumer Electronics. Mr. Turner holds a B.S. degree from the University of Surrey.

      Andrew Vought has served as a Director of SCM since March 1996. Mr. Vought is currently Office of the President, Finance, Operations and Legal of GlobespanVirata Corporation, a provider of integrated circuits, software and systems design for broadband communications. From January 1995 through May 1996, Mr. Vought was a Partner of Cheyenne Capital Corporation. Mr. Vought is a director of several privately held companies. Mr. Vought holds a B.S. degree and a B.A. degree from the University of Pennsylvania and an M.B.A. degree from Harvard University.

      Manuel Cubero was named to SCM’s Board of Directors in April 2002. Since January 2002, Dr. Cubero has held a consultancy position with Egon Zehnder International, an international management consulting firm based in Hamburg, Germany. Prior to that, he was Managing Director of “alloo AG,” an Internet gaming company that he co-founded in April 2000, based in Salzburg, Austria. From December 1994 to March 2000, he held various senior management positions with the Kirch Group, the largest television broadcast company in Germany, including co-chairman of the commercial module requirements committee of the European Digital Video broadcasting project for five years and most recently as Managing Director of the technology investment division of the company. Dr. Cubero holds an undergraduate degree in physics from the Technical University in Darmstadt, Germany, a PhD in physics from the GSI national laboratory in Darmstadt and an MBA from INSEAD in Fontainbleau, France.

      Robert Schneider founded SCM in May 1990 as President, Chief Executive Officer, General Manager and Chairman of the Board and has served as a Director since that time. He has served as our Chief Executive Officer since April 2000 and also previously held that position from May 1990 to January 1997. Mr. Schneider served as our President and Chairman of the Board from May 1990 until July 1996. He also served as our Chairman of the Board from January 1997 until April 2000. Mr. Schneider holds a degree in engineering from HTBL Salzburg and a B.A. degree from the Akademie for Business Administration in Ueberlingen.

      Brian Campbell joined SCM in June 2000 as Executive Vice President of Digital Media and Connectivity, Retail. From December 2000 until February 2002, he has served as Executive Vice President, Retail Brands. Since March 2002, he has served as Executive Vice President, Digital Media and Video. From July 1994 to June 2000, Mr. Campbell was President of Microtech International, a digital photography solutions provider, which was acquired by SCM in June 2000.

      Mladen Filipan joined SCM in September 2000 as Executive Vice President of PC Security. From January 1997 to September 2000, Mr. Filipan was Chief Executive Officer of 2-Tel BV, a Dutch smart card reader technology and services company which he founded. From January 1993 to January 1997, he was a member of the Board of Directors, responsible for marketing and business development, for Datelnet Group BV, a Dutch smart card reader company. Mr. Filipan is also a director of a private investment firm in the Netherlands. Mr. Filipan holds a B.A. degree from Providence University and M.S. degrees in Computer Science from Providence University and MIT and from Electrotechnical University in Zagreb, Croatia.

      Andrew Warner joined SCM in June 1999 as Vice President, Finance and Chief Financial Officer. In June 2000, he also was appointed President, SCM U.S. From October 1997 until June 1999, Mr. Warner was Vice President, Finance and Chief Financial Officer of Dazzle Multimedia, a private digital video products company that was subsequently acquired by SCM. From January 1993 until October 1997, he held various senior finance positions including Director of Corporate Planning and Analysis and Director of Finance for the Americas at Madge Networks, a provider of global networking solutions. Mr. Warner holds a B.A. degree in Business Studies from Humberside University in the United Kingdom and is an Associate Member of the Chartered Institute of Management Accountants.

      Frank Hoffmeister joined SCM in July 2001 as Executive Vice President, Regions, Organizational Development, Human Resources and Quality Management. Prior to that, he worked for 16 years in a variety of sales and human resources management positions at Intel Corporation both in Europe and the U.S., most recently as Director, Strategic Software Accounts, Europe. Mr. Hoffmeister holds a degree in social work and a degree in human resources from the Munich Chamber of Trade and Commerce in Germany.

      There are no family relationships among the directors or executive officers of SCM named above.

Vote Required and Recommendation of the Board of Directors

      At the Annual Meeting, the three nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected to our Board of Directors. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions and broker non-votes in the election of directors, we believe that both abstentions and broker non-votes should be counted for purposes of determining both (i) the presence or absence of the quorum for the transaction of business, and (ii) the total number of Votes Cast with respect to a proposal. Accordingly, abstentions will have the same effect as a vote against a proposal submitted for consideration of the stockholders at the Annual Meeting. In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE THREE CLASS I DIRECTOR NOMINEES NAMED ABOVE
TO OUR BOARD OF DIRECTORS

MATTERS RELATING TO THE BOARD OF DIRECTORS

Board Meetings

      Our Board of Directors held a total of 12 meetings during the year ended December 31, 2001. During 2001, none of the current directors attended fewer than 83% of the total number of meetings of the Board of Directors held during the period for which he served as a director, and the total number of meetings held by the committees of the Board of Directors on which he served during the period for which he served as a director. Our Board of Directors has an Audit Committee and a Compensation Committee.

Board Committees

      The Audit Committee reviews, acts and reports to our Board of Directors on various auditing and accounting matters, including the appointment of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. Our Audit Committee held 5 meetings in 2001. The Audit Committee is currently comprised of Messrs. Larsen, Ng and Vought. Each member of the Audit Committee is an “independent” member of the Audit Committee as defined under the National Association of Securities Dealers’ listing standards.

      The Compensation Committee reviews and makes recommendations to the Board of Directors regarding our compensation policies and the compensation to be provided to the executive officers and directors of SCM. The Compensation Committee is currently comprised of Messrs. Turner and Vought.

      We do not have a standing nominating committee. Nominations for the election of directors at the Annual Meeting, therefore, were made by our Board of Directors.

Director Compensation

      Each non-employee member of SCM’s Board of Directors receives an annual fee of $10,000, except for the chairman, who receives an annual fee of $30,000. In addition, each non-employee director receives $1,000 for each board meeting attended in person for his services as director. Prior to April 1997, directors did not receive compensation for services as directors.

      A total of 70,000 shares of Common Stock have been reserved for issuance under SCM’s 1997 Director Option Plan (“The Director Plan”). The Director Plan provides that an annual increase will be made in the number of our Common Stock shares reserved for issuance thereunder on each anniversary date of adoption of the Director Plan, in amounts equal to the number of shares underlying the options granted in the immediately preceding year or a lesser amount, as determined by the Board. Each non-employee director was granted an initial option to purchase 5,000 shares of Common Stock upon the effective date of the Director Plan and each person who becomes a non-employee director after that date will automatically be granted an initial option to purchase 10,000 shares of Common Stock. In addition, each non-employee director will automatically be granted a subsequent annual option to purchase an additional 5,000 shares of Common Stock under the Director Plan on the date of each Annual Meeting of Stockholders. All such options have an exercise price equal to the fair market value of the Common Stock at the date of grant, have a term of ten years and vest monthly over one year from the date of grant. Options granted under the Director Plan are not transferable unless approved by the Board of Directors. SCM’s Director Plan will terminate in 2007.

Compensation Committee Interlocks and Insider Participation

      No interlocking relationship exists between SCM’s Board of Directors or Compensation Committee and the board of directors or compensation committee of any other publicly traded company, nor has any such interlocking relationship existed in the past.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

      The Compensation Committee reviews and makes recommendations to the Board of Directors regarding our compensation policies and the compensation to be provided to the executive officers and directors of SCM. The following is the report of the Compensation Committee describing the compensation policies applicable to the compensation of our executive officers for their services to SCM during 2001.

      Compensation Philosophy. Our philosophy in setting our compensation policies for executive officers is to maximize stockholder value over time. The primary goal of our executive compensation program is therefore to closely align the interests of the executive officers with those of our stockholders. To achieve this goal, we attempt to (i) offer compensation opportunities that attract and retain executives whose abilities are critical to our long-term success, motivate individuals to perform at their highest level and reward outstanding achievement, (ii) maintain a portion of the executive total compensation at risk, with payment of that portion tied to achievement of financial, organizational and management performance goals, and (iii) encourage executives to manage from the perspective of owners with an equity stake in SCM. The Compensation Committee currently uses salary, incentive bonuses and stock options to meet these goals.

      Base Salary. The base salary component of total compensation is primarily designed to attract, motivate, reward and retain highly skilled executives and to compensate executives competitively within the industry and the marketplace. The Compensation Committee reviewed and approved fiscal 2001 base salaries for the Chief Executive Officer and other executive officers at the end of fiscal 2000. In establishing base salaries of executive officers, the Compensation Committee evaluates each executive’s salary history, scope of responsibility, prior experience, past performance for us and recommendations from management. The Compensation Committee also takes into account the salaries for similar positions at comparable companies in our industry, based on each individual Committee member’s industry experience. In reviewing and setting base salaries for executive officers, the Compensation Committee focused on each executive’s historical salary level, which in most instances was based upon the date on which the executive was hired by us, the executive’s prior performance with us and expected contribution to our future success. In making its salary decisions, the

Compensation Committee exercised its discretion and judgment based upon these factors. No specific formula was applied to determine the weight of each factor.

      Incentive Bonuses. Each executive officer’s annual bonus is based on qualitative and quantitative factors and is intended to motivate and reward executive officers by directly linking the amount of the bonus to performance targets. In addition, incentive bonuses for executive officers are intended to reflect the Compensation Committee’s belief that the compensation of each executive officer should be contingent upon our overall performance. To carry out this philosophy, our Board of Directors reviews and approves the financial goals for the fiscal year. The Compensation Committee evaluates our overall performance and approves performance bonuses based on the extent to which the goals of the Board of Directors have been achieved.

      Equity Incentives. The Compensation Committee views stock option grants as an important component of its long-term, performance-based compensation philosophy. The Company provides long-term incentives to its Chief Executive Officer and its other executive officers through its 1997 Stock Plan (the “1997 Plan”). The purpose of the 1997 Plan is to attract and retain the best employee talent available and to create a direct link between compensation and our long-term performance. The Compensation Committee believes that stock options directly motivate its executive officers to maximize long-term stockholder value. The options also utilize vesting periods that encourage key executives to continue in our employ. All options granted to executive officers to date have been granted at the fair market value of our common stock on the date of grant. The Board of Directors considers the grant of each option subjectively, considering factors such as the individual performance of the executive officer and the anticipated contribution of the executive officer to the attainment of our long-term strategic performance goals.

      CEO Compensation. The compensation of Mr. Schneider, our Chief Executive Officer, consists of base salary, an annual bonus and stock options. The Board of Directors periodically reviews the CEO’s base salary and bonus and revises his compensation based on the Board’s overall evaluation of his performance toward the achievement of the Company’s financial, strategic and other goals, with consideration given to his length of service and to comparative chief executive officer compensation information. The Compensation Committee believes that the Company’s success is dependent in part upon the efforts of its Chief Executive Officer. During fiscal 2001, the Compensation Committee maintained Mr. Schneider’s base salary at $210,000 and awarded Mr. Schneider an incentive bonus of $75,000 based on our financial and operational performance during 2001. During fiscal 2001, Mr. Schneider was also granted options to purchase an aggregate of 49,604 shares of our common stock (with an exercise price equal to 100% of the market value of our common stock on the date of grant).

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Simon Turner
Andrew Vought

Report of the Audit Committee of the Board of Directors

      The primary responsibilities of the Audit Committee are to (1) review on a continuing basis the internal financial reporting system and controls and audit function of the Company, (2) review the independent auditors’ proposed scope and approach, (3) conduct a post-audit review of the financial statements and audit findings, (4) review the performance and monitor the independent auditors, and (5) recommend resolutions for any dispute between the Company’s management and its independent auditors.

      The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2001 with the Company’s management. The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”).

      The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (“Independence Discussion with Audit Committees”) and the Audit Committee has discussed the independence of Deloitte & Touche LLP with that firm.

      Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Oystein Larsen
Ng Poh Chuan
Andrew Vought

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The table below sets forth certain information as of April 15, 2002 with respect to the beneficial ownership of our common stock by (1) each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock; (2) each of our directors; (3) each of the Named Executive Officers; and (4) all of our directors and executive officers as a group. Except as otherwise indicated, and subject to applicable community property laws, the persons named in this table have sole voting and investment power with respect to all Ordinary Shares held by them. Applicable percentage ownership in the following table is based on 15,543,757 shares of common stock outstanding as of April 15, 2002.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable but not necessarily vested within 60 days of April 15, 2002 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

	Shares Beneficially Owned

Name of Beneficial Owner	Number	Percent

Robert Schneider(1)	605,172	3.86%
c/o SCM Microsystems GmbH Oskar-Messter 13 D-85737 Ismaning Germany
Andrew Warner(2)	67,640	*
Brian Campbell(3)	66,541	*
Mladen Filipan(4)	47,803	*
Steven Humphreys(5)	24,644	*
Oystein Larsen(6)	24,583	*
Ng Poh Chuan(7)	19,583	*
Andrew Vought(8)	15,583	*
Simon Turner(9)	14,658	*
Manuel Cubero	—	*
All directors and executive officers as a group (11 persons)(10)	886,207	5.58%

*	Less than one percent.

(1)	Includes (i) 13,510 shares held by Robert Schneider’s wife, Ursula Schneider, and (ii) options to purchase 139,811 shares and 1,917 shares of common stock exercisable within 60 days of April 15, 2002 held by Robert Schneider and Ursula Schneider, respectively.

(2)	Includes options to purchase 66,144 shares of common stock exercisable within 60 days of April 15, 2002.

(3)	Includes options to purchase 49,999 shares of common stock exercisable within 60 days of April 15, 2002.

(4)	Includes 47,803 shares held indirectly through Filipan Beheer, BV.

(5)	Includes options to purchase 13,144 shares of common stock exercisable within 60 days of April 15, 2002.

(6)	Includes options to purchase 24,583 shares of common stock exercisable within 60 days of April 15, 2002.

(7)	Includes options to purchase 19,583 shares of common stock exercisable within 60 days of April 15, 2002.

(8)	Includes options to purchase 14,583 shares of common stock exercisable within 60 days of April 15, 2002.

(9)	Includes options to purchase 14,583 shares of common stock exercisable within 60 days of April 15, 2002.

(10)	Includes options to purchase 344,347 shares of common stock exercisable within 60 days of April 15, 2002 which may be deemed to be beneficially owned by our directors and certain executive officers. These shares are shown as being held by our directors and officers for purposes of this table only.

Compliance with Section 16(a) of the Exchange Act

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, or 10% stockholders, to file certain reports of ownership with the Securities and Exchange Commission and with the National Association of Securities Dealers. Such officers, directors and 10% stockholders are also required by the Commission’s rules and regulations to provide us with copies of all forms that they file under Section 16(a) of the Exchange Act.

      Based solely on our review of copies of such forms received by us, or on written representations from certain reporting persons, we believe that, during the period from January 1, 2001 to December 31, 2001, our executive officers, directors and 10% stockholders filed all required reports under Section 16(a) of the Exchange Act on a timely basis, except as follows: Mr. Filipan is required to late file a report on Form 5 to report one previously unreported transaction for the period.

EXECUTIVE COMPENSATION

Summary of Executive Compensation

      The following table sets forth all compensation awarded to, earned by, or paid for services rendered to SCM in all capacities during the years ended December 31, 1999, 2000 and 2001 for SCM’s Chief Executive Officer and certain of SCM’s most highly compensated other executive officers whose salary and bonus for 2001 exceeded $100,000 (collectively, the “Named Executive Officers”).

				Long-Term
				Compensation
	Annual Compensation			Securities	All Other
				Underlying	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)	($)

Robert Schneider	2001	$210,000	$75,000	49,604	N/A
Chief Executive Officer and Managing	2000	210,000	75,000	34,811 (1)	N/A
Director of German subsidiary	1999	210,000	45,000	30,000	N/A
Bernd Meier(2)	2001	210,000	—	49,604	N/A
President, Chief Operating Officer and	2000	210,000	75,000	34,811 (1)	N/A
Managing Director of German subsidiary	1999	210,000	—	30,000	N/A
Andrew Warner(3)	2001	212,000	45,000	37,250	N/A
Vice President, Finance, Chief Financial	2000	177,000	31,550	47,311 (1)	N/A
Officer and President, SCM Microsystems (U.S.)	1999	75,000	15,000	50,000	N/A
Paolo Siccardo(4)	2001	207,000	35,345	24,950	N/A
Executive Vice President, Strategic	2000	93,955	24,376	56,000	N/A
Market Development	1999	—	—	—	N/A
Brian Campbell(5)	2001	203,200	6,900	36,000	N/A
Executive Vice President,	2000	183,539	—	80,000	N/A
Digital Media and Video	1999	—	—	—	N/A
Mladen Filipan(6)	2001	170,000	15,000	70,000	N/A
Executive Vice President, PC Security	2000	42,500	—	—	N/A
	1999	—	—	—	N/A

(1)	Includes options granted in January 2000 to purchase shares of common stock of Dazzle Multimedia, Inc., which, at the time of the grant was our majority-owned subsidiary. In December of 2000, SCM completed the acquisition of Dazzle and such Dazzle options were automatically converted into options to purchase 4,811 shares of SCM’s common stock.

(2)	Mr. Meier passed away in March 2002.

(3)	Mr. Warner joined us in June 1999.

(4)	Mr. Siccardo joined us in June 2000. He ceased to be an employee in March 2002.

(5)	Mr. Campbell joined us in June 2000.

(6)	Mr. Filipan joined us in September 2000.

Summary of Stock Option Grants

      The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted during 2001.

						Potential Realizable
		Percent of				Value at Assumed Annual
	Number of	Total				Rates of Stock Price
	Securities	Options	Exercise			Appreciation for Option
	Underlying	Granted to	or Base			Term(1)
	Options	Employees	Price Per	Expiration
Name	Granted	In 2001	Share	Date		5%	10%

Robert Schneider	18,000	1.0%	$8.08	7/17/2011	(2)	$91,466	$231,794
	31,604	2.0%	$8.08	7/17/2011	(3)	$160,595	$406,979
Bernd Meier	18,000	1.0%	$8.08	7/17/2011	(2)	$91,466	$231,794
	31,604	2.0%	$8.08	7/17/2011	(3)	$160,595	$406,979
Andrew Warner	18,750	1.0%	$8.08	7/17/2011	(3)	$95,278	$241,452
	18,500	1.0%	$8.08	7/17/2011	(2)	$94,007	$238,233
Paolo Siccardo	11,200	1.0%	$8.08	7/17/2011	(2)	$56,912	$144,227
	13,750	1.0%	$8.08	7/17/2011	(3)	$69,870	$177,065
Brian Campbell	16,000	1.0%	$8.08	7/17/2011	(2)	$81,303	$206,039
	20,000	1.0%	$8.08	7/17/2011	(3)	$101,629	$257,549
Mladen Filipan	70,000	5.0%	$8.08	7/17/2011	(4)	$355,703	$901,421

(1)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent SCM’s estimate or projection of SCM’s future Common Stock prices. The actual value realized may be greater or less than the potential realizable values set forth in the table.

(2)	The option grants presented above vest as to 1/12 of the shares per month from the date of grant. Options may generally be exercised ahead of vesting, subject to a right of SCM to repurchase the unvested portion of the shares if the optionee’s status as an employee or consultant is terminated or upon the optionee’s death or disability prior to the shares vesting.

(3)	The option grants presented above vest as to 100% of the shares four years from the date of grant. Options may generally be exercised ahead of vesting, subject to a right of SCM to repurchase the unvested portion of the shares if the optionee’s status as an employee or consultant is terminated or upon the optionee’s death or disability prior to the shares vesting.

(4)	The option grants presented above vest as to 1/4 of the shares one year from the date of grant, and 1/48 of the shares per month over the next 36 months. Options may generally be exercised ahead of vesting, subject to a right of SCM to repurchase the unvested portion of the shares if the optionee’s status as an employee or consultant is terminated or upon the optionee’s death or disability prior to the shares vesting.

Aggregate Option Exercises in Last Fiscal Year and Year-End Option Values

      The following table sets forth, for each of the Named Executive Officers, certain information regarding the exercise of stock options in the last fiscal year and the year-end value of unexercised options as of December 31, 2001:

			Number of Securities Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options
	Shares		at Year-End:		at Year-End(1):
	Acquired on	Value
Name	Exercise	Realized	Exercisable(2)	Unexercisable	Exercisable	Unexercisable

Robert Schneider	—	—	134,102	132,812	$769,457.56	$276,202.24
Bernd Meier	—	—	132,311	132,104	$762,917.56	$276,202.24
Andrew Warner	—	—	49,581	80,480	$98,482.04	$193,795.52
Paolo Siccardo	—	—	44,124	91,825	$30,608.96	$133,056.48
Brian Campbell	—	—	34,999	81,001	$43,728.96	$192,431.04
Mladen Filipan	—	—	—	70,000	$—	$459,200.00

(1)	Calculated by taking the difference between the $14.64 fair market value of a share of SCM common stock as of December 31, 2001 and the exercise price of each in-the-money option and multiplying that difference by the number of shares underlying such option.

(2)	Options are generally exercisable by the optionee ahead of vesting. Unvested shares purchased on exercise of an option are subject to a repurchase right of SCM, and may not be sold by an optionee until the shares vest. Options indicated as “Exercisable” are those options which were both vested and exercisable as of December 31, 2001. All other options are indicated as “Unexercisable.”

Employment Contracts

      We pay the salary of Mr. Schneider through SCM Microsystems GmbH, our German subsidiary. Our German subsidiary has entered into an employment agreement with Mr. Schneider pursuant to which he serves as a Managing Director of the subsidiary. The agreement continues for an indefinite term and each party may terminate the agreement at any time with six months notice. Pursuant to the agreement, Mr. Schneider receives an annual base salary of $210,000 and an annual bonus of up to $75,000. Furthermore, he is subject to a non-compete provision for a period of one year after the termination of employment.

      We have entered into an employment contract with Mr. Campbell that continues until June 23, 2002. Under the Agreement, to the extent we terminate Mr. Campbell without cause (as defined in the Agreement) or if Mr. Campbell terminates his employment with us for good reason (as defined in the Agreement), (i) we would provide Mr. Campbell with a lump sum equal to the total amount of his then current base salary remaining payable under the terms of the Agreement, but in no case less than three months, and (ii) we would accelerate the vesting on the first option grant of our common stock to Mr. Campbell by the number of days for which Mr. Campbell would receive the salary based severance.

      We have also entered into an employment contract with Mr. Filipan that continues until September 27, 2004. Under the Agreement, to the extent we terminate Mr. Filipan without cause (as defined in the Agreement) or if Mr. Filipan terminates his employment with us for good reason (as defined in the Agreement), we would provide Mr. Filipan with a lump sum equal to the lesser of three months of his then current base salary or the salary amount remaining payable under the term of the Agreement.

Related Parties and Certain Transactions

      In September 2000, SCM loaned $0.8 million to Satup Databroadcasting AG (“Satup”), a privately held satellite content distributor located in Weinstadt, Germany. In the fourth quarter of 2000, the loan was converted into common shares of Satup and an additional $0.1 million was invested into common shares. In 2001, SCM invested an additional $0.7 million in Satup common stock. SCM’s ownership in Satup as of December 31, 2001 was approximately 10%. During 2001, SCM recognized no revenue from Satup and had an accounts receivable of $0.3 million as December 31, 2001. During 2000, SCM recognized $0.3 million in revenue from Satup and had an accounts receivable of $0.4 million as December 31, 2000.

      In 1999, SCM loaned $3.6 million to Spyrus, Inc., a privately held company which provides Internet identification and encryption solutions for e-business. In March 2000, Spyrus consummated a $20.2 million preferred stock financing. In this transaction, SCM acquired 35,500,000 shares of Spyrus’ Series B preferred stock at a price of $0.10 per share through the conversion of the loan. This represented approximately 15.8% of Spyrus’ outstanding common stock on an as converted basis. In connection with this transaction, three directors of SCM acquired additional Spyrus Series B preferred stock on the same terms as SCM. Shares held by these individuals represent approximately 3.6% of Spyrus’ outstanding common stock on an as converted basis. SCM has the right to appoint a director to Spyrus’ board of directors and a member of SCM’s Board currently serves as SCM’s appointee.

      In the fourth quarter of 2000, SCM invested an additional $0.5 million in Series B preferred stock. In July 2001, SCM invested an additional $0.3 million in Spyrus. As of December 31, 2001, SCM’s ownership of all outstanding shares of Spyrus was approximately 13.4%. Shares held by SCM’s directors remained unchanged and represented approximately 2.8% of Spyrus’ outstanding common stock on an as converted basis.

PERFORMANCE GRAPH

      The following Performance Graph compares the cumulative total return to stockholders of our common stock since October 7, 1997, the date we first became subject to the reporting requirements of the Exchange Act, to the cumulative total return over such period of (i) the Standard & Poor’s 500 Stock Index, and (ii) the JP Morgan H&Q Technology Index, which is comprised of publicly traded stocks of approximately 275 companies in the computer hardware, computer software, communications, semiconductor and information services industries. The Performance Graph assumes that $100 was invested on October 7, 1997 in our common stock and in each of the comparative indices. The Performance Graph further assumes that such amount was initially invested in our common stock at a price of $13.00 per share, the price at which our stock was first offered to the public by us on such date.

      Our historic stock price performance is not necessarily indicative of future stock price performance. The information contained in the Performance Graph shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any existing or future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference into any such filing.

COMPARISON OF 51 MONTH CUMULATIVE TOTAL RETURN*

AMONG SCM MICROSYSTEMS, INC., THE S & P 500 INDEX
AND THE JP MORGAN H&Q TECHNOLOGY INDEX

			JP Morgan
Measurement Period	SCM		H&Q
(Fiscal Year Covered)	Microsystems	S&P 500	Technology

October 7, 1997	100	100	100
Dec-97	185	103	84
Dec-98	547	132	131
Dec-99	492	160	293
Dec-00	254	146	189
Dec-01	113	128	131

*$100 invested on 10/7/97 in stock or on 9/30/97 in index-including reinvestment of dividends. Fiscal year ending December 31.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT PUBLIC ACCOUNTANTS

      Our Board of Directors has appointed Deloitte & Touche LLP, independent accountants, to audit our financial statements for the current year ending December 31, 2002. Deloitte & Touche LLP has audited our consolidated financial statements since 1999. At the annual meeting, our stockholders are being asked to ratify the appointment of Deloitte & Touche LLP as independent accountants to audit our financial statements for the current fiscal year ending December 31, 2002. We expect that a representative of Deloitte & Touche LLP will be available at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to any appropriate questions.

      Stockholder ratification of the selection of Deloitte & Touche LLP as our independent public accountants is not required by our Bylaws or other applicable legal requirement. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. In the event that our stockholders fail to ratify the appointment of Deloitte & Touche LLP as independent accountants to audit our financial statements for the current year ending December 31, 2002, our Board of Directors will reconsider its selection. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Fees billed to Company by Deloitte & Touche LLP during Fiscal 2001

      Audit Fees. Audit fees billed to us by Deloitte & Touche LLP during the fiscal year ended December 31, 2001 for review of our annual financial statements included in our Annual Report on Form 10-K and those financial statements included in our quarterly reports on Form 10-Q totaled $653,725.

      Financial Information Systems Design and Implementation Fees. We did not engage Deloitte & Touche LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2001.

      All Other Fees. Fees billed to us by Deloitte & Touche LLP during the fiscal year ended December 31, 2001 for all other non-audit services rendered to us, including tax related services totaled $550,261.

      The Audit Committee of our Board of Directors has determined that the provision of services by Deloitte & Touche LLP other than for audit related services is compatible with maintaining the independence of Deloitte & Touche as our independent auditors.

Vote Required and Recommendation of the Board of Directors

      The affirmative vote of the holders of a majority of the shares of our common stock present or represented at the annual meeting and voting with respect to this proposal will be required to approve the proposed ratification of Deloitte & Touche LLP, independent accountants, to audit our financial statements for the current year ending December 31, 2002.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002

OTHER MATTERS

      We do not intend to bring any matters before the annual meeting other than those set forth herein, and our management has no present knowledge that any other matters will or may be brought before the annual meeting by others. However, if any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as our Board of Directors may recommend.

By Order of the Board of Directors

SCM MICROSYSTEMS, INC.

ANDREW WARNER
Secretary

Fremont, California

April 29, 2002

SCM MICROSYSTEMS, INC.

PROXY FOR

2002 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned stockholder of SCM MICROSYSTEMS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of 2002 Annual Meeting of Stockholders and Proxy Statement, each dated April 29, 2002, and hereby appoints Steven Humphreys and Andrew Warner, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2002 Annual Meeting of Stockholders to be held at SCM corporate headquarters, 47211 Bayside Parkway, Fremont, California, on July 10, 2002 at 10:00 a.m. local time, and any adjournment(s) and postponement(s) thereof, and to vote all shares of common stock which the undersigned would be entitled to vote thereat if then and there personally present, on the matters in the manner set forth below:

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

[SEE REVERSE SIDE]

[X] PLEASE MARK YOUR
VOTES AS IN THIS
EXAMPLE

WITHHOLD
		FOR all	authority to vote
		nominees listed below	for the nominees
		(except as indicated)	listed below
1.	Proposal to elect the following three nominees as members of our Board of Directors	[ ] NOMINEES: Steven Humphreys, Oystein Larsen, and Ng Poh Chuan	[ ]

INSTRUCTIONS: IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH SUCH NOMINEE’S NAME ON THE LIST ABOVE.

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the appointment of Deloitte & Touche LLP as independent public accountants for SCM’s fiscal year ending December 31, 2002.	[ ]	[ ]	[ ]

In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the annual meeting, or at any adjournment(s) or postponement(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED AND, IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE THREE LISTED NOMINEES FOR ELECTION AS DIRECTORS AND TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2002.

Both of the foregoing attorneys-in-fact or their substitutes or, if only one shall be present and acting at the annual meeting or any adjournment(s) or postponement(s) thereof, the attorney-in-fact so present, shall have and may exercise all of the powers of said attorney-in-fact hereunder.

SIGNATURE(S)__________________________________________________ DATE _____________

NOTE: THIS PROXY SHOULD BE MARKED, DATED AND SIGNED BY THE STOCKHOLDER EXACTLY AS HIS, HER OR ITS NAME APPEARS HEREON. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD SO INDICATE AND IF SHARES ARE HELD BY JOINT TENANTS OR AS COMMUNITY PROPERTY, BOTH SHOULD SIGN.

VOTE YOUR PROXY OVER
THE INTERNET OR BY TELEPHONE!

It’s fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by choosing either option, you help SCM Microsystems reduce postage and proxy tabulation costs.

OPTION 1: VOTE OVER THE INTERNET

1.	Read the accompanying Proxy Statement.

2.	Have your 12-digit control number located on your voting ballot available.

3.	Point your browser to http://www.proxyvote.com.

4.	Follow the instructions to cast your vote.

OPTION 2: VOTE BY TELEPHONE

1.	Read the accompanying Proxy Statement.

2.	Have your 12-digit control number located on your voting ballot available.

3.	Using a touch-tone phone, call the toll-free number shown on the voting ballot.

4.	Follow the recorded instructions.

YOUR VOTE IS IMPORTANT

Using the Internet or telephone, you can vote anytime, 24 hours a day. Or if you prefer, you can return the enclosed paper ballot in the envelope provided. Please do not return the enclosed paper ballot if you are voting using the Internet or telephone.